Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated April 25, 2005, relating to the financial statements and financial statement schedule of Enterprise Products GP, LLC, (ii) our report dated June 15, 2005, with respect to the balance sheet of Enterprise GP Holdings L.P., and (iii) our report dated June 15, 2005, with respect to the balance sheet of EPE Holdings, LLC, all appearing in the Prospectus dated August 23, 2005 of Enterprise GP Holdings L.P. which is incorporated be reference in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 14, 2005